Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-219607, 333-212154, and 333-199960 on Form S-8 and No. 333-208286 on Form S-3 of our reports dated February 28, 2018, relating to the consolidated financial statements of Syneos Health, Inc. (formerly INC Research Holdings, Inc.) and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Syneos Health, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
February 28, 2018